FOR IMMEDIATE RELEASE

Contact:	Steven E. Brady, President and CEO
Donald F. Morgenweck, CFO
(609) 399-0012

OCEAN SHORE HOLDING CO.

ANNOUNCES DATE OF ANNUAL MEETING

Ocean City, New Jersey – February 19, 2014 – Ocean Shore Holding Co. (NASDAQ: OSHC) today announced that its annual meeting of shareholders will be held at The Flander’s Hotel located at 719 East 11th Street, Ocean City, New Jersey on Wednesday, May 21, 2014 at 8:30 a.m.

Ocean Shore Holding Co. is the parent company of Ocean City Home Bank. Ocean City Home Bank is headquartered in Ocean City, New Jersey and operates a total of twelve full-service banking offices in eastern New Jersey. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.